Exhibit 3.12

CERTIFICATE OF FORMATION

OF

NUVEEN NWQ HOLDINGS, LLC

This Certificate of Formation of Nuveen NWQ Holdings, LLC (the “Company”), dated September 19, 2011, is being duly executed and filed by William C. Means, Jr., as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (Del. Code tit. 6, § 18-101 et seq.).

FIRST. The name of the limited liability company formed hereby is “Nuveen NWQ Holdings, LLC”.

SECOND. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, New Castle County.

THIRD. The name and address of the registered agent for service of process on the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, New Castle County.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

By:	/s/ William C. Means, Jr.
William C. Means, Jr.
Authorized Person